Exhibit 4.6

DEBENTURE

BETWEEN

THE COMPANIES NAMED IN THIS DEED AS CHARGING COMPANIES

- and -

THE BANK OF NEW YORK
as Security Trustee

re: $130,000,000 Senior Secured Floating Rate Notes to Pipe
Acquisition Finance Plc

This Debenture is subject to an Intercreditor Agreement (as defined herein)

TABLE OF CONTENTS

Clause		Page No.

1	DEFINITIONS AND INTERPRETATION	1

2	UNDERTAKING TO PAY	7

3	GRANT OF SECURITY	7

4	THE CHARGES	7

5	CONVERSION OF FLOATING CHARGE	10

6	FURTHER ASSURANCE	11

7	PERFECTION OF SECURITY	11

8	INVESTMENTS	13

9	ACCOUNTS AND RECEIVABLES	13

10	GENERAL UNDERTAKINGS	14

11	NEGATIVE PLEDGE	16

12	PROHIBITION ON THE DISPOSAL OF ASSETS	16

13	NON-COMPLIANCE BY A CHARGING COMPANY	16

14	REPRESENTATIONS AND WARRANTIES	17

15	AGREEMENTS AND DECLARATIONS	17

16	WHEN SECURITY BECOMES ENFORCEABLE	18

17	APPOINTMENT OF RECEIVER OR ADMINISTRATOR	18

18	POWERS OF RECEIVER	20

19	STATUTORY POWERS	20

20	APPLICATION OF PROCEEDS	20

21	NON-COMPETITION	21

22	ADDITIONAL SECURITY	21

23	PROTECTION OF THIRD PARTIES	22

24	PROTECTION OF SECURITY TRUSTEE AND RECEIVER	22

25	EXPENSES	22

26	INDEMNITY	23

27	RELEASE OF SECURITY	23

28	AVOIDANCE OF PAYMENTS	24

29	EVIDENCE AND CALCULATIONS	24

30	CUMULATIVE REMEDIES AND WAIVERS	24

31	SEVERABILITY	24

32	APPROPRIATION	24

33	POWER OF ATTORNEY	25

34	NOTICES	25

35	LAND REGISTRY	26

36	ASSIGNMENT	26

37	COUNTERPARTS	27

38	THIRD PARTIES	27

39	ACCESSION	27

40	GOVERNING LAW	27

SCHEDULE 1 - The Initial Charging Companies		28

SCHEDULE 2 - Details of Security Assets		30

	Part 1 - Registered Land	30

	Part 3 - Intellectual Property	30

	Part 4 - Relevant Contracts	30

SCHEDULE 3 - Form of Deed of Accession		31

ii

THIS DEBENTURE is granted as a deed on 16 December 2005

BETWEEN

(1)                                      THE COMPANIES LISTED IN SCHEDULE 1 TO THIS DEED (the “Initial Charging Companies”); and

(2)                                      THE BANK OF NEW YORK as agent and security trustee for itself and the other Secured Parties (the “Security Trustee”).

IT IS AGREED:

1.                                                 DEFINITIONS AND INTERPRETATION

1.1                                          Definitions

In this Debenture, unless the context otherwise requires:-

“Account Bank”	means The Bank of New York or such other bank which any Account is maintained from time to time;

“Accounts”

means any account or accounts opened or maintained by a Charging Company with the Security Trustee or any other person (and any replacement, subdivision or sub-account of that account) and the debts represented thereby;

“Administrator”	means a person appointed under Schedule B1 to the Insolvency Act to manage a Charging Company’s affairs, business and/or property;

“Assets”	means the whole of the property, assets and undertaking from time to time mortgaged, charged or assigned (or expressed to be mortgaged, charged or assigned) by or pursuant to this Debenture;

“Assigned Assets”	means the Assets expressed to be assigned pursuant to Clause 4.1.4;

“Charging Companies”	means the Initial Charging Companies and any other member of the Group which accedes to the terms of this Deed pursuant to the terms of a duly executed Deed of Accession;

“Debenture”	means this debenture;

“Deed of Accession”	means a deed of accession substantially in the form set out in

Schedule 3 (Form of Deed of Accession);

“Indenture”

means the indenture dated on or around the date hereof between, inter alia, Pipe Acquisition Finance plc (“Pipe plc”), as issuer, the Guarantors party thereto and The Bank of New York, as trustee (as such agreement is amended, varied, supplemented, novated restated or replaced from time to time);

“Insolvency Act”	means the Insolvency Act 1986;

“Insurances”	means all policies of insurance (and all cover notes) which are at any time held by or written in favour of a Charging Company, or to which a Charging Company from time to time has an interest;

“Intellectual Property Rights”

means in relation to a Charging Company:

(a)         all patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know how and other intellectual property rights and any interests of that Charging Company including by way of licence in any of the foregoing in each case whether registered or not (including, without limitation, the intellectual property rights (if any) specified in part 2 of Schedule 2 (Details of Security Assets); and

(b)         the benefit of all applications and rights to use such assets of that Charging Company;

“Intercreditor Agreement”

means the intercreditor agreement dated on or about the date of this Debenture between, amongst others, the Initial Charging Companies named therein, The Governor and Company of the Bank of Scotland and the Security Trustee;

“Investments”

means all rights, monies or property accruing or offered at any time by way of redemption, bonus, preference, pre-emption or otherwise or in respect of any shares (excluding shares held by a Charging Company in any of its subsidiaries) or in substitution or exchange thereof;

“LPA”	means the Law of Property Act 1925;

“Newbridge Lease”	has the meaning given to it in the Intercreditor Agreement;

“Obligor”	means any Charging Company and Murray International Metals Pte, Limited;

“Planning Acts”

means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Town and Country Planning (Scotland) Acts 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997 and the Planning and Compensation Act 1991 together with all other statutes governing or controlling the use or development of land and property;

“Property”

means all estates and interests in freehold, leasehold and other immovable property (wherever situated) at the date of this Deed, or at any time thereafter, belonging to any Charging Company, or in which any Charging Company has an interest at any time (including the registered and unregistered land (if any) in England and Wales specified in part 1 of Schedule 2(Details of Security Assets)), together with:

(a)           all buildings and fixtures (including trade fixtures) and fixed plant and machinery at any time thereon;

(b)           all easements, rights and agreements (including any rights under any agreement relating to the purchase) in respect thereof;

(c)           all proceeds of sale of that property; and

(d)           the benefit of all covenants given in respect thereof;

“Receiver”	includes any person or persons appointed (and any additional person or persons appointed or substituted) as a receiver and manager or a receiver or administrative receiver by the Security

Trustee under this Debenture and shall include joint Receivers;

“Receivables”

means all present and future book debts and other debts, rentals, royalties, fees, VAT and monetary claims and all other amounts at any time recoverable or receivable by, or due or owing to, any Charging Company (whether actual or contingent and whether arising under contract or in any other manner whatsoever) together with:

(a)               the benefit of all rights, guarantees, Security and remedies relating to any of the foregoing (including without limitation, negotiable instruments, indemnities, reservations of property rights, rights of tracing and unpaid vendor’s liens and similar associated rights); and

(b)           all proceeds of any of the foregoing;

“Related Rights”

means

(a)           all dividends, distributions and other income paid or payable on the relevant Investments together with all shares or other property derived from the Investments or any asset referred to in paragraph (b) below;

(b)           all allotments, benefits, advantages, rights, monies or property accruing or offered at any time in relation to the relevant Investments whether by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

“Relevant Contract”

means each of the agreements specified in part 3 of Schedule 2 (Details of Security Assets) together with each other agreement supplementing or amending or novating or replacing the same with full benefit of all negotiable or non-negotiable instruments, guarantees, indemnities, debentures, mortgages, charges, collateral warranties and other security in respect of the same;

“Secured Obligations”	means all present and future liabilities and obligations (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) which now or hereafter may be or become due and owing by any Obligor to any Secured Party under or pursuant to the Indenture Documents but excluding any obligations or liabilities in respect of which the grant of security under the Debenture would contravene Section 151 of the Companies Act 1985; and

“Secured Parties”	means each of The Bank of New York for itself and as collateral agent and trustee for and on behalf of the Holders and the Holders (and “Secured Party” means either of them) ;

“Security”	means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.

1.2                                          Interpretation

Any reference in this Debenture to:-

1.2.1                                 a “Charging Company”, and “Obligor”, a “Secured Party” or the “Security Trustee” or any other person shall include any person deriving title from them or any permitted successor or assign or transferee;

1.2.2                                 any “Indenture Document” or any other agreement or instrument is a reference to that Indenture Document, agreement or instrument as amended, novated, replaced or restated in whole or in part (even if any of the same increases the obligations of any member of the Group or provides for further advances);

1.2.3                                 a provision of law is a reference to that provision as amended or re-enacted;

1.2.4                                 “assets” includes any present and future properties, revenues and rights of every description and includes uncalled capital;

1.2.5                                 a “Clause”, “paragraph”, “sub-paragraph” or “Schedule” is to a clause, paragraph or sub-paragraph of, and the schedule to, this Debenture;

1.2.6                                 Clause and Schedule headings are for convenience only and shall not affect the construction of this Debenture; and

1.2.7                                 “Secured Obligations” includes obligations and liabilities which would be treated as such but for the liquidation or dissolution of or similar event affecting any member of Group.

1.3                                           Words in the singular shall import the plural and vice versa.

1.4                                           The headings in this Debenture are for ease of reference only.

1.5                                           Terms defined in the Indenture have, unless expressly defined in this Debenture, the same meaning when used in this Debenture.

1.6                                          The terms of the other Indenture Documents, and of any side letters between any of the parties thereto in relation to any Indenture Document, are incorporated in this Deed to the extent required to ensure that any disposition of the Property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.7                                          If the Security Trustee reasonably considers that an amount paid by any Charging Company to a Secured Party under a Indenture Document is capable of being avoided or otherwise set aside on the liquidation or administration of such Charging Company, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

1.8                                          The liabilities and obligations of each of the Charging Companies under this Deed shall be joint and several.  Each Charging Company agrees to be bound by this Deed notwithstanding that any other Charging Company which was intended to sign or be bound by this Deed did not so sign or is not bound by this Deed.

1.9                                          It is intended by the parties to this Debenture that this Debenture shall take effect as a deed notwithstanding the fact that a party to this Debenture may only execute this Debenture under hand.

1.10                                    In the event of any conflict or inconsistency arising between any of the provisions of this Deed and the Intercreditor Agreement and/or the Indenture, the provisions of the Intercreditor Agreement and/or the Indenture shall prevail.

1.11                                    All Security and dispositions made or created, and all obligations and undertakings contained, in this Debenture, in favour of or for the benefit of the Security Trustee are made, created and entered into in favour of the Security Trustee as trustee of the Secured Parties from time to time on the terms set out in the Indenture.

1.12                                    Except as otherwise expressly provided for above, the provisions of Sections 1.0 and 1.03 of the Indenture shall apply hereto, mutatis mutandis, as if the same had been set out herein.

2.                                                 UNDERTAKING TO PAY

2.1                                          Each Charging Company as principal obligor and not merely as surety, covenants in favour of the Security Trustee that it will on demand pay and discharge the Secured Obligations when the same become due for payment or discharge whether by acceleration or otherwise.

2.2                                          If a Charging Company fails to pay any sum on the due date for payment of that sum the relevant Charging Company shall pay interest on that sum (before and after judgment) from the date of demand until payment calculated on a daily basis in accordance with the terms from time to time applicable under the relevant Indenture Document.

3.                                                 GRANT OF SECURITY

All mortgages, charges, assignments and other security made or created under this Debenture are made or created:

3.1                                           in favour of the Security Trustee;

3.2                                           with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994; and

3.3                                           as a continuing security for payment of the Secured Liabilities.

4.                                                 THE CHARGES

4.1                                           Each Charging Company, in security for the payment or discharge of the Secured Obligations, with full title guarantee:-

4.1.1                                 charges in favour of the Security Trustee by way of a first legal mortgage:-

(a)                         the Property, if any, specified in part 1 of Schedule 2 (Details of Security Assets); and

(b)                        all other Property (except any property specified in Clause 4.1.1(a) above and any freehold, leasehold or heritable property in Scotland) now or hereafter belonging to it; and

4.1.2                                 subject to Clause 4.3, charges in favour of the Security Trustee by way of a first fixed charge:-

(a)                         (to the extent that they are not the subject of an effective mortgage under Clause 4.1.1 above) all Property and interests in Property now or hereafter vested in, or charged to, such Charging Company (other than any property the subject of 4.1.1 above);

(b)                        all plant and machinery owned by each Charging Company and its interests in any plant or machinery in its possession and the benefit of all contracts, licence and warranties relating to the same;

(c)

(i)                            the Accounts and all monies standing to the credit of the Accounts; and

(ii)                         all monies standing to the credit of such Charging Company from time to time in any and all accounts with any bank, financial institution or other person not otherwise charged by paragraph (i) above;

(d)                       the Receivables;

(e)                        all its rights under any interest rate hedging arrangements;

(f)                          all of its rights under any intercompany loan agreement including, without limitation:

(i)                            the rights of Pipe plc under an intercompany loan agreement (the “Pipe Intercompany Loan Agreement”) dated on or about the date of this Debenture between Pipe plc and Pipe Acquisition Limited (“Pipe Acquisition”)); and

(ii)                         the rights of Murray International Metals Limited (“MIM”) under an intercompany loan agreement (the “Murray Intercompany Loan Agreement”) dated on or about the date of this Debenture between MIM and Pipe Acquisition;

(g)                       any beneficial interest, claim or entitlement of each Charging Company in any pension fund;

(h)                        all its goodwill and uncalled capital;

(i)                            all Investments together with the Related Rights from time to time accruing to those Investments;

(j)                            all its present and future Intellectual Property Rights owned by it;

(k)                         any letter of credit in favour of such Charging Company and all bills of exchange and other negotiable instruments held by it;

(l)                            all its rights under any occupational lease, licence or other right of occupation; and

(m)                      the benefit of all licences, consents, warranties and Authorisations (statutory or otherwise) held in connection with its business or the use of any of its assets and the right to recover and receive all compensation which may be payable to it in respect of them; and

(n)                        to the extent not effectively assigned pursuant to Clause 4.1.4, by way of first fixed charge of those Assigned Assets;

4.1.3                                 by way of floating charge the whole of its undertaking and all other property, assets and rights of whatever nature and wherever situated both present and future which are not otherwise effectively charged pursuant to paragraphs 4.1.1 and 4.1.2 above (but including all property, assets and rights of the Chargor situated in Scotland, whether or not otherwise effectively charged);

4.1.4                                 assigns and agrees to assign absolutely (subject to a proviso for reassignment on redemption) to the Security Trustee all of each Charging Companies right, title and interest from time to time in and to:

(a)                        the Insurances, all claims under the Insurances and all proceeds of the Insurances;

(b)                       the Relevant Contracts, all rights and remedies in connection with the Relevant Contracts and all proceeds and claims arising therefrom;

(c)                        the Accounts (where such Accounts are not held with the Security Trustee) and all monies at any time standing to the credit of the Accounts, together with all interest from time to time accrued or accruing on such monies and all rights to repayment of any of the foregoing; and

(d)                       all other Receivables (not otherwise assigned under clause 4.1.4(a) or 4.1.4 (b)).

To the extent that any Assigned Asset described in clause 4.1.4(a) is not assignable, the assignment which that clause purports to effect shall operate as an assignment of all present and future rights and claims of such Charging Company to any proceeds of the Insurances.

4.2                                           The floating charge created by this Debenture is a qualifying floating charge and paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge hereby created and the Security Trustee may appoint an Administrator of each Charging Company pursuant to that paragraph.

4.3                                           Without prejudice to the Security Trustee’s rights under Clause 10.7, the parties to this Agreement acknowledge that no fixed charge requires to be granted over the Newbridge Lease at the date of this Agreement and that the grant of such security is not permitted by the terms of the Sale and Leaseback without the prior consent of the landlord under the Newbridge Lease.

5.                                                 CONVERSION OF FLOATING CHARGE

5.1                                           The Security Trustee may at any time by notice in writing to a Charging Company convert the floating charge created by this Debenture into a fixed charge in respect of any assets of such Charging Company specified in the notice and such Charging Company will immediately at its own cost execute a fixed charge over the specified assets in favour of the Security Trustee in such form as may be reasonably required.

5.2                                          Automatic conversion

The floating charge created under this Deed shall (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge in relation to any Asset which is subject to a floating charge if:

5.2.1                                  a Charging Company creates (or attempts or purports to create) any Security (other than a Permitted Lien on or over the relevant Asset without the prior written consent of the Security Trustee; or

5.2.2                                  any third party levies or attempts to levy any distress, execution, sequestration, attachment or other legal process against any such Asset;

5.2.3                                  a Charging Company ceases to carry on business or if a petition is presented to wind up a Charging Company or a meeting of members is convened to consider a resolution to wind up a Charging Company; and

5.2.4                                  over all Assets of a Charging Company which are subject to a floating charges an Administrator is appointed in respect of that Charging Company.

5.3                                          Partial conversion

The giving of a notice by the Security Trustee pursuant to Clause 5.1 in relation to any class of assets of any Charging Company shall not be construed as a waiver or abandonment of the rights of the Security Trustee to serve similar notices in respect of any other class of assets or of any of the other rights of the Security Trustee and/or the other Secured Parties.

6.                                                 FURTHER ASSURANCE

6.1                                           Further Assurance: General

Each Charging Company shall promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require):

6.1.1                                  to perfect the Security created or intended to be created in respect of the Assets or for the exercise of the rights of the Security Trustee in relation thereto;

6.1.2                                  to confer on the Security Trustee security over any property and assets of that Charging Company located in any jurisdiction outside England and Wales equivalent or similar to the security intended to be conferred by or pursuant to this Debenture and each mortgage; and/or

6.1.3                                  whilst an Event of Default is continuing, to facilitate the realisation of the Assets.

6.2                                           Necessary Action

Each Charging Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Trustee by or pursuant to this Debenture and any mortgage.

7.                                                 PERFECTION OF SECURITY

7.1                                           Notices of Assignment

If required by the Security Trustee, each Charging Company shall deliver to the Security Trustee (or procure delivery of) notices of assignment in the form required by the Security Trustee duly executed by, or on behalf of, the Chargor:

7.1.1                                 in respect of each Account assigned to pursuant to Clause 4.1.4, on the date of this Debenture or promptly upon the designation at any time by the Security Trustee of any such an Account so assigned Account; and

7.1.2                                 in respect of any other asset which is the subject of an assignment pursuant to Clause 4.1.4 promptly upon the request of the Security Trustee from time to time,

and in each case shall use all reasonable endeavours to procure that each notice is acknowledged by the addressee or other third party specified by the Security Trustee.

7.2                                           Notices of Charge

7.2.1                                 Each Charging Company shall if requested by the Security Trustee from time to time promptly deliver to the Security Trustee (or procure delivery of) notices of charge (in form and substance reasonably satisfactory to the Security Trustee) duly executed by, or on behalf of, the relevant Charging Company and acknowledged by (i) each of the banks or financial institutions with which any of the Accounts are opened or maintained, or (ii) each of the borrowers which are a party to any intercompany loan agreement.

7.2.2                                 The execution of this Debenture by each Charging Company and the Security Trustee shall constitute notice to the Security Trustee of the charge created over any Account opened or maintained with the Security Trustee.

7.3                                           Application to the Land Registry

Each Charging Company consents to an application being made to enter a restriction in the Proprietorship Register of any registered land at any time forming part of that Charging Company’s freehold, leasehold or immovable property over which a legal mortgage or fixed charge is taken pursuant to Clause 7.1.

7.4                                           Registration of Intellectual Property

Each Charging Company shall, if requested by the Security Trustee, execute all such documents and do all acts that the Security Trustee may reasonably require to record the interest of the Security Trustee in any registers relating to any registered Intellectual Property Rights.

7.5           Acknowledgement

Pipe Acquisition hereby acknowledges that pursuant to this Debenture, Pipe plc and Murray have assigned their respective rights under the Pipe Intercompany Loan Agreement and the Murray Intercompany Loan Agreement.

8.                                                 INVESTMENTS

8.1                                           Each Charging Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by any Charging Company in such payment, the Security Trustee may, at its sole discretion, make such payment on behalf of a Charging Company in which case any sums paid by the Security Trustee shall be reimbursed by such Charging Company to the Security Trustee on demand and shall, if not so paid, become part of the Secured Obligations.

8.2                                           If requested by the Security Trustee each Charging Company shall promptly deliver (or procure delivery) to the Security Trustee all certificates and other documents of title representing the Investments and their Related Rights together with any other document which the Security Trustee may reasonably request with a view to perfecting or improving its security over the Investments or to registering any Investment in the name of the Security Trustee or its nominee.

8.3                                           Each Charging Company shall not exercise any of its rights and powers in relation to any of the Investments in any manner which, in the opinion of the Security Trustee (acting reasonably), would materially prejudice the value of, or the ability of the Security Trustee to realise, the security created by this Debenture.

9.                                                ACCOUNTS AND RECEIVABLES

9.1                                          Each Charging Company shall get in and realise:-

9.1.1                                  the Receivables; and

9.1.2                                  securities to the extent held by way of temporary investment,

in each case in the ordinary course of business and following the occurrence of an Event of Default which is continuing hold the proceeds of such getting in and realisation (until payment into the Collateral Account referred to below) upon trust for the Security Trustee;

9.2                                          Each Charging Company shall pay the proceeds of such getting in and realisation into any account held with the Account Bank and following the occurrence of an Event of Default which is continuing pay the proceeds of such realisation and getting in of such proceeds into such separate and denominated account or accounts as may be specified by the Security Trustee in writing (collectively the “Collateral Account”).

9.3                                          Following the occurrence of an Event of Default which is continuing, no Charging Company shall be entitled to withdraw from the Collateral Account all or any of the monies standing to the credit of such Collateral Account except with the prior consent of the Security Trustee and the

Security Trustee may, at any time after the Security created by this Agreement has become enforceable, apply all monies standing to the credit of the Collateral Account and interest thereon in and towards satisfaction of the Secured Obligations.

9.4                                          No monies at any time standing to the credit of any account (of any type or however designated) of any Charging Company with the Security Trustee or any Secured Party (or any of them) or in which any Charging Company has an interest (and no rights and benefits relating thereto) shall be capable of being assigned to any third party.

10.                                           GENERAL UNDERTAKINGS

Each Charging Company shall:-

10.1                                     maintain such Insurances of such types, in such amounts, against such risks and with such companies as the Security Trustee may approve on and in relation to its business and assets against those rights and to the extent as is usual for companies carry on the same or substantially similar business and shall cause the name of the Security Trustee to be noted on the policy;

10.2                                     apply any monies received from any insurances in making good the loss or damage in respect of which the monies were received or in repayment of the Secured Obligations;

10.3                                     so far as is commercially reasonable, keep all Assets in a good state of repair;

10.4                                     comply with all material obligations and conditions relating to the freehold, heritable or leasehold property owned or occupied by any Charging Company and at all reasonable times and on reasonable notice in writing permit the Security Trustee and its representatives access to such property;

10.5                                     deposit with the Security Trustee all deeds and documents of title relating to any freehold, heritable or leasehold property acquired by any Charging Company from time to time and subject to a legal mortgage or fixed charge under Clause 4.1;

10.6                                     notify the Security Trustee promptly of the acquisition of any freehold, heritable or leasehold property and, if so requested by the Security Trustee (acting reasonably), execute and deliver to the Security Trustee, at the cost of any Charging Company, a legal mortgage or standard security in favour of the Security Trustee over any freehold, heritable or leasehold property vested in it after the date of this Debenture;

10.7                                     as soon as reasonably practicable following a demand in writing by the Security Trustee execute and deliver in such form as the Security Trustee may require:

10.7.1                            a fixed charge (except in relation to the Newbridge Lease to which clause 10.8 shall apply) or assignment in security of an Asset subject to the floating charge under Clause 4.1.3; and/or

10.7.2                            a chattel mortgage over such chattels, plant and machinery as the Security Trustee may specify;

10.8                                     upon the occurrence of an Event of Default which is continuing the Security Trustee may require the relevant Charging Company to use all reasonable endeavours to obtain the consent upon commercially acceptable terms of the landlord under the Newbridge Lease to the grant of a fixed charge over the Newbridge Lease and if such consent is obtained to grant such security;

10.9                                     grant the Security Trustee and its representatives all facilities within its power to enable the Security Trustee or its representatives to carry out investigations of title into any property which is the subject of this Debenture;

10.10                               not make or permit to make any planning permission in respect of any part of its freehold, heritable or leasehold property charged pursuant to Clause 4.1.1 or 4.1.2 to carry out or permit to be carried out on any part of its freehold, heritable or leasehold property charged pursuant to Clause 4.1.1 or 4.1.2 any development within the meaning of that expression in the Planning Acts and being a development for which the permission of the local planning authority is required;

10.11                               promptly pay all rates, rents, taxes and other outgoings in respect of any freehold, heritable or leasehold property owned or occupied by that Charging Company charged pursuant to Clause 4.1.1 and 4.1.2;

10.12                               provide the Security Trustee with such information relating to the business of the Company, its financial condition and the Assets as the Security Trustee may reasonably require from time to time;

10.13                              permit the Security Trustee (or its designated representatives), on reasonable written notice:

10.13.1                      access during normal office hours to the accounting records of such Charging Company and to any documents and records relating to the Security Assets; and

10.13.2                      to inspect, take extracts from, and make photocopies of, the same,

and to provide (at the expense of such Charging Company), such clerical and other assistance which the Security Trustee may reasonably require to do this.

11.                                           NEGATIVE PLEDGE

Save for any Permitted Security or as otherwise permitted under the Facility Agreement, no Charging Company shall without the prior written consent of the Security Trustee, create or permit to subsist any Security over any Asset other than pursuant to this Debenture or any other Security in favour of the Security Trustee.

12.                                           PROHIBITION ON THE DISPOSAL OF ASSETS

Save for any Permitted Disposal or as otherwise permitted under the Facility Agreement, no Charging Company shall without the prior written consent of the Security Trustee:-

12.1                                     dispose of the Assets or any part thereof or interest therein other than in the ordinary course of business;

12.2                                     sell, factor, assign, discount or otherwise deal with any Receivables forming part of the Assets except in accordance with Clause 10.13

12.3                                     pull down or remove the whole or any part of any buildings forming part of the Assets or sever or unfix or remove any of the fixtures thereto nor (except for the purposes of effecting necessary repairs thereto or of replacing the same) remove any of the plant and machinery belonging to or used by it; or

12.4                                     grant or agree to grant any tenancy or licence affecting all or any part of the Assets or grant or agree to grant a lease or sublease of, or accept a surrender of a lease, sublease or tenancy of all or any part of the Assets.

13.                                           NON-COMPLIANCE BY A CHARGING COMPANY

If a Charging Company for any reason fails to observe or punctually perform any of its obligations under this Debenture, the Security Trustee shall be entitled (but not bound) (without prejudice to any other rights arising as a consequence of such non-compliance), on behalf of or in the name of that Charging Company or otherwise, to perform the obligation and to take any steps which the Security Trustee may reasonably consider necessary with a view to remedying or mitigating the consequences of the failure or default.  Such Charging Company irrevocably authorises the Security Trustee and its employees and agents by way of security to do all such things (including entering the property of such Charging Company) necessary or desirable to rectify that default. The exercise of the powers of the Security Trustee under this Clause 13 (Non-Compliance by a Charging Company) shall not render it, or any other Secured Party, liable as a mortgagee in possession.  Such Charging Company shall pay to the Security Trustee on demand any monies which are expended by the Security Trustee in doing so, together with interest at the Default Rate from the date on which those monies were expended by the Security Trustee (both before and after judgment).

14.                                           REPRESENTATIONS AND WARRANTIES

Each Charging Company represents and warrants to the Security Trustee and each other Secured Party that:-

14.1                                     it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

14.2                                     it has the power to grant this Debenture and to perform its obligations hereunder;

14.3                                     it has taken all necessary corporate action to authorise the execution and delivery of this Debenture and to authorise the performance of its obligations hereunder;

14.4                                     subject to the registration of this Debenture with the Registrar of Companies in accordance with section 395 of the Companies Act 1985, this Debenture constitutes a valid, binding and enforceable obligation of each Charging Company.

14.5                                     so far as it is aware, neither the granting of this Debenture by each Charging Company nor the performance of its obligations hereunder will contravene any law or regulation or any agreement to which it is a party or by which it is bound in any material respect nor will it cause any material limitation of any of the powers of the relevant Charging Company however imposed or the right or ability of the directors to exercise any of such powers to be exceeded; and

14.6                                     all Authorisations required for the entry into, performance, validity and enforceability of this Debenture by it and for the conduct of its business have been obtained and are in full force and effect.

15.                                           AGREEMENTS AND DECLARATIONS

15.1                                     No Charging Company shall exercise or agree to exercise any of the powers of leasing or of accepting surrenders or leases conferred by sections 99 and 100 of the LPA or by common law or otherwise or grant or accept or agree to grant or accept any lease, tenancy or licence or share or agree to share possession or occupation of the Assets but the Security Trustee shall be entitled to grant and make agreements for leases at a premium or otherwise and accept surrenders of leases and grant options on such terms as the Security Trustee shall consider expedient and without statutory or other restrictions.

15.2                                     Section 93 of the LPA shall not apply to this Debenture.

15.3                                     For the purposes of Section 101 of the LPA the Secured Obligations shall be deemed to have become due on demand.

15.4                                     Section 103 of the LPA shall not apply to this Debenture and all sums secured by it shall be immediately payable on demand and failing immediate payment of any sum demanded this security shall immediately become enforceable and the power of sale and other powers conferred on mortgagees by the LPA and by this Debenture shall immediately become exercisable without any of the restrictions contained in the LPA.

16.                                           WHEN SECURITY BECOMES ENFORCEABLE

16.1                                     When enforceable

The security created by this Debenture shall become enforceable at any time after the occurrence of an Event of Default and shall remain so for so long as such Event of Default is continuing.

16.2                                     Statutory powers

The power of sale and other powers conferred by section 101 of the LPA (as varied or amended by this Debenture) shall be immediately exercisable upon and at any time after the occurrence of any Event of Default and for so long as such Event of Default is continuing.  Section 93 and 103 of the Act will not apply to this Debenture and the Security Trustee may exercise its powers of sale and other powers under that and any other legislation or this Debenture at any time after the date of this Debenture.

16.3                                     Enforcement

After this security has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of this security in such manner as it sees fit.

17.                                           APPOINTMENT OF RECEIVER OR ADMINISTRATOR

17.1                                     Without prejudice to the provisions of the Insolvency Act, the Security Trustee may by instrument in writing appoint such person or persons as it thinks fit as Receiver or Administrator:-

17.1.1                           at any time after the security created by this Debenture becomes enforceable; or

17.1.2                           upon a written request by any Charging Company to appoint a Receiver; or

17.1.3                           at any time after any step is taken (including, without limitation, the making of an application or the giving of notice) by a Charging Company or by any other person to appoint an Administrator in respect of the Company; or

17.1.4                           at any time after any step is taken (including without limitation, the making of an application or the giving of notice) by a Charging Company or any other person to wind up or dissolve a Charging Company or to appoint a liquidator, trustee, administrative receiver or similar officer to a Charging Company of any part of its undertaking or assets; or

17.1.5                           at any time after presentation of a petition for an administration order in relation to a Charging Company;

and none of the restrictions imposed by the LPA in relation to the appointment of receivers or otherwise shall apply.

17.2                                     Nothing in this Clause 17 shall restrict the exercise by the Security Trustee of any of the rights of the Security Trustee under Schedule B1 to the Insolvency Act and any rules made thereunder or at common law.

17.3                                     If any person appointed to be a Receiver is removed by the court or shall otherwise cease to act as Receiver then the Security Trustee shall be entitled to appoint another person or persons as Receiver in his place.

17.4                                     A Receiver shall be the agent of each Charging Company and, except as otherwise required by the Insolvency Act, each Charging Company shall be solely responsible for his acts and defaults and liable on any contract or engagements made or entered into or adopted by him.

17.5                                     The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Debenture.  Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Security Trustee or such Receiver (as the case may be) may think fit.  Neither the Security Trustee nor any Receiver will be in any way liable or responsible to any Charging Company for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

17.6                                     Save as provided for in statute, no Secured Party shall have any liability for the acts and/or omissions of an Administrator.

18.                                           POWERS OF RECEIVER

A Receiver shall have (and be entitled to exercise), in relation to the Charged Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Debenture):

18.1                                     all of the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

18.2                                     all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA;

18.3                                     all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which a Charging Company itself could do or omit to do; and

18.4                                     the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Debenture or upon receivers by statute or law generally (including the bringing or defending of proceedings in the name of, or on behalf of, a Charging Company and the collection and/or realisation of Assets in such manner and on such terms as the Receiver sees fit).

19.                                           STATUTORY POWERS

The power conferred on mortgagees or receivers by the LPA, the Insolvency Act, the Insolvency Rules 1986 or by any other enactment now or at any time in force shall apply to the Security Trustee and any Receiver expect in so far as they are expressly or impliedly excluded and where there is any ambiguity or conflict between powers conferred by that legislation and those contained in this Debenture the terms of this Debenture shall prevail.

20.                                           APPLICATION OF PROCEEDS

Subject to the provisions of the Intercreditor Agreement, any moneys received by the Security Trustee or any Receiver after the security constituted by this Debenture has become enforceable shall be applied in the following order of priority (but without prejudice to the right of the Security Trustee to recover any shortfall from a Charging Company):-

20.1                                     first, in satisfaction of or provision for all costs and expenses incurred by the Security Trustee or any Receiver or any other Secured Party (including but not limited to costs and expenses incurred by the Security Trustee or any Receiver in the course of carrying on the business of a Charging Company) and of all remuneration due to any Receiver under this Debenture;

20.2                                     second, in or towards payment of the Secured Obligations or such part of them as is then due and payable to any Secured Party; and

20.3                                     third, in payment of the surplus (if any) to a Charging Company or other person entitled to it.

21.                                           NON-COMPETITION

21.1                                     Until all the Secured Obligations have been paid or satisfied in full and irrevocably, each Charging Company shall not, unless required to do so by the Security Trustee in writing:-

21.1.1                           be subrogated to any rights of the Security Trustee against any Obligor or be entitled to any right of contribution or indemnity in respect of any payment to the Security Trustee by any Obligor; or

21.1.2                           be entitled to claim in the insolvency, administration, winding-up, bankruptcy or liquidation of any Obligor in competition with the Security Trustee; or

21.1.3                           exercise any right of compensation, retention or set-off against any Obligor ; or

21.1.4                           take any security or guarantee from any Obligor or claim the benefit of or exercise any right under any guarantee or security granted by any Obligor in favour of any Charging Company.

21.2                                     If any security or guarantee is held from any Obligor by the Company or if any amount is received, retained or set-off by each Charging Company either in contravention of Clause 21.1 or, following a request from the Security Trustee to exercise any of the rights referred to, each Charging Company shall hold such security or guarantee and any amount received, retained or set-off in trust for the Security Trustee and shall pay that amount to the Security Trustee on demand.

22.                                           ADDITIONAL SECURITY

22.1                                     This Debenture shall be without prejudice and in addition to any other security which may at any time be held by the Security Trustee or any other Secured Party from the Company or any other person in respect of the whole or any part of the Secured Obligations and may be enforced independently of any such other security.

22.2                                     The Security Trustee shall not be obliged before exercising any of the rights conferred on it by this Debenture or by law:-

22.2.1                           to take any action, enforce any security, exercise any right of compensation or set-off or to obtain or enforce any judgement, decree or order in any court against any Charging Company or any other person; or

22.2.2                           to make or file any claim or proof in a winding up, liquidation, administration or other insolvency proceedings of any Charging Company or any other person.

23.                                           PROTECTION OF THIRD PARTIES

23.1                                     No purchaser from, or other person dealing with, a Receiver shall be concerned to enquire whether any of the powers exercised or purported to be exercised has arisen or become exercisable, whether any of the Secured Obligations remains outstanding, whether a Receiver is authorised to act or as to the propriety or validity of the exercise or purported exercise of any power.

23.2                                     The receipt of a Receiver shall be an absolute discharge to a purchaser from, or other person dealing with, the Receiver and shall relieve that purchaser of any obligation to see to the application of any monies paid to or at the direction of the Receiver.

24.                                           PROTECTION OF SECURITY TRUSTEE AND RECEIVER

Neither the Security Trustee nor the Receiver shall be liable to a Charging Company in respect of any loss or damage which arises out of the exercise, the attempted or purported exercise or the failure to exercise any of their respective powers or for any other loss of any nature whatsoever.

In connection with its appointment and acting hereunder, the Security Trustee is entitled to all rights, privileges, protections, immunities and indemnities provided to it under the Indenture.

25.                                           EXPENSES

Each Charging Company shall reimburse or pay to the Security Trustee and any Receiver and each other Secured Party on demand the amount of all costs and expenses (including legal and other professional fees plus disbursements) properly incurred by the Security Trustee and by any Receiver and any other Secured Party (together with any applicable value added tax) in connection with:-

25.1                                     the preparation, negotiation, execution and registration of this Debenture;

25.2                                     the perfection of any security created or intended to be created by this Debenture or any other document entered into by a Charging Company and/or the Security Trustee and/or a Receiver and/or any other Secured Party pursuant to this Debenture;

25.3                                     the exercise or the attempted or purported exercise by or on behalf of the Security Trustee or a Receiver of any of the powers of the Security Trustee or a Receiver, and the enforcement, preservation or the attempted or purported enforcement or preservation of this Debenture; and

25.4                                     the carrying out of any other act which the Security Trustee or the Receiver may reasonably consider to be necessary for the preservation of the Assets.

26.                                           INDEMNITY

Each Charging Company shall indemnify the Security Trustee and each Receiver and each other Secured Party from and against all losses, costs, expenses, claims, demands and liabilities whether in contract, delict, tort or otherwise (together with any applicable value added tax) properly incurred by the Security Trustee or that Receiver or any other Secured Party or by any employee or agent of the Security Trustee or any Receiver or any other Secured Party in connection with anything done or omitted under this Debenture or any other document relating to it, or in the exercise or attempted or purported exercise of the powers contained in this Debenture or occasioned by any breach by any Charging Company of any of its undertakings or other obligations to the Security Trustee or any other Secured Party, or in consequence of any payment in respect of the Secured Obligations (whether made by any Charging Company or a third person) being declared void or impeached for any reason.

27.                                           RELEASE OF SECURITY

27.1                                     When the Secured Obligations have been irrevocably paid or discharged in full to the satisfaction of the Security Trustee (acting reasonably) and no Secured Party has any further obligation to provide credit facilities or other accommodation to any Obligor or, if the Security Trustee so agrees, at any other time, the Security Trustee shall, subject to the provisions of Clause 27.2, at the request and cost of relevant Charging Company, promptly execute such documents as may be required to release this Debenture and any other security created over the Assets under the terms of this Debenture.

27.2                                     If any payment or discharge of the Secured Obligations is, in the reasonable opinion of the Security Trustee, likely to be avoided or invalidated under any enactment relating to bankruptcy or insolvency, the Security Trustee may refuse to grant any release of the security created by this Debenture for such further period as the risk of such avoidance or invalidity continues.

28.                                           AVOIDANCE OF PAYMENTS

No assurance, security or payment which may be avoided or adjusted under the law, including under any statute relating to bankruptcy or insolvency and no release, settlement or discharge given or made by the Security Trustee on the faith of any such assurance, security or payment, shall prejudice or affect the right of the Security Trustee and each other Secured Party to recover the Secured Obligations from the relevant Charging Company (including any monies which the Security Trustee may be compelled to pay or refund under the provisions of the Insolvency Act and any costs payable by it pursuant to or otherwise incurred in connection therewith) or to appoint a Receiver and enforce the charges contained in this Debenture to the full extent of the Secured Obligations.

29.                                           EVIDENCE AND CALCULATIONS

Any certificate or determination by the Security Trustee as to any amount due to the Security Trustee or as to the amount of the Secured Obligations shall, in the absence of manifest error, be conclusive and binding on each Charging Company for all purposes.

30.                                           CUMULATIVE REMEDIES AND WAIVERS

The rights of the Security Trustee and the Receiver may be exercised as often as necessary, are cumulative and are in addition to their respective rights under general law and may be waived only in writing and specifically.  Delay in the exercise or non-exercise of any right shall not be a waiver of that right.

31.                                           SEVERABILITY

If any of the provisions of this Debenture is or becomes invalid, illegal or unenforceable that shall not affect the validity, legality and enforceability of any other provision in this Debenture.

32.                                           APPROPRIATION

32.1                                     The Security Trustee may appropriate all payments received for the account of a Charging Company in reduction of such part of the Secured Obligations as the Security Trustee thinks fit.

32.2                                     The Security Trustee may open a new account or accounts upon the Security Trustee receiving actual or constructive notice of any charge or interest affecting the Assets.  Whether or not the Security Trustee opens any such account, no payment received by the Security Trustee after receiving such notice shall (if followed by any payment out of or debit to the relevant account) be appropriated towards or have the effect of discharging any part of the Secured Obligations outstanding at the time of receiving such notice.

32.3                                     This Clause 32 applies to the extent the Assets constitute “financial collateral” and this Debenture constitutes “financial collateral arrangement” (within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003).

33.                                           POWER OF ATTORNEY

33.1                                     By way of security for the obligations of each Charging Company under this Debenture, each Charging Company irrevocably appoints the Security Trustee (whether or not a Receiver has been appointed and (as a separate appointment)) every Receiver to be its attorney on its behalf or in its name or otherwise to execute and do all such assurances, acts and things which any Charging Company is required to do under this Debenture and generally in its name and on its behalf to exercise all or any of the powers, conferred by or pursuant to this Debenture or by statute on the Security Trustee or any Receiver and to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it or he may reasonably deem proper in or for the purpose of exercising any such powers, authorities and discretions.

33.2                                     Each Charging Company ratifies and confirms whatever any such attorney mentioned in Clause 33.1 shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Clause.

34.                                           NOTICES

34.1                                     All notices or other communications under or in connection with this Debenture shall be given in writing by facsimile or letter.  Any notice shall be deemed to be given as follows:-

34.1.1                           if sent by facsimile, with confirmed receipt of transmission from the receiving machine, on the Business Day it was transmitted or, if transmitted after the normal business hours of the recipient, the following Business Day;

34.1.2                           if delivered by hand, on the Business Day of actual delivery or if delivered after the normal business hours of the recipient, the following Business Day; and

34.1.3                           if posted, on the second Business Day following the day on which it was properly despatched by first class mail postage prepaid.

34.2                                     The address and facsimile number for notices to each Charging Company is as set out in Schedule 1 or such other address or facsimile number as the relevant Charging Company may notify to the Security Trustee by not less than five Business Days’ notice.

34.3                                     The address for notices to the Security Trustee is The Bank of New York, One Canada Square London E14 5AL and the facsimile number is + 44 (0) 207 964 6399, in each case marked for the attention of Corporate Trust Administration or such other address or facsimile number as the Security Trustee may notify to each Charging Company by not less than five Business Days’ notice.

35.                                           LAND REGISTRY

35.1                                     Each Charging Company hereby consents to an application being made to the Land Registry to enter the following restriction in the Register of Title of all present and future registered freehold and leasehold property subject to legal mortgage or fixed charge under Clause 4.1 which is or is required to be registered forming part of the Assets:-

“No disposition (in particular no transfer, charge, mortgage or lease) of the registered estate or by the proprietor of the registered estate any future registered charge is to be registered without a written consent signed by the proprietor for the time being of the charge dated 16 December 2005 in favour of The Bank of New York referred to in the Charges Register or his conveyancer”.

35.2                                     If any Secured Party is obliged to make further advances to a Charging Company, such Charging Company applies to the Chief Land Registrar for the registration against the registered title of such of the Assets (if any) as is registered under the Land Registration Act 1925 of a note that the Security Trustee is under an obligation to make further advances to that Charging Company.

36.                                          ASSIGNMENT

36.1                                    Charging Companies

No Charging Company may assign any of its rights under this Debenture.

36.2                                    Security Trustee

The Security Trustee may assign or transfer all or any part of its rights under this Debenture pursuant to the resignation or removal of the Security Trustee in accordance with the terms of the Intercreditor Agreement and the Indenture. Each Charging Company will, immediately upon being requested to do so by the Security Trustee, enter into such documents as may be necessary or desirable to effect such transfer.

37.                                           COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterpart were a single copy of this Debenture.

38.                                           THIRD PARTIES

Unless expressly provided to the contrary in this Debenture, a person who is not a party to this Debenture may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

39.                                          ACCESSION

Each Charging Company irrevocably authorises the Company to agree to, and execute as a deed, any duly completed Deed of Accession as agent for and on behalf of such Charging Company.

40.                                           GOVERNING LAW

This Debenture shall be governed by, and construed in accordance with, the laws of England.

IN WITNESS WHEREOF this Debenture has been executed as a deed on the date stated at the beginning of this Debenture.

SCHEDULE 1

The Initial Charging Companies

Name	Address	Company Number	Facsimile Number
Pipe Acquisition Limited	Jeffries Capital Partners 520 Madison Avenue 12th Floor New York, NY 10022 For the attention of: James Luikart and Nick Daraviras with a copy to: 160 Queen Victoria Street London EC4V 4QQ For the attention of David Wallis	05501083	To: 0012122841717 Cc: 020 7184 7001

Murray International Metals Limited	Jeffries Capital Partners 520 Madison Avenue 12th Floor New York, NY 10022 For the attention of: James Luikart and Nick Daraviras with a copy to: 160 Queen Victoria Street London EC4V 4QQ For the attention of David Wallis	01241058	To: 0012122841717 Cc: 020 7184 7001

Pipe Acquisition Finance PLC	Jeffries Capital Partners 520 Madison Avenue 12th Floor New York, NY 10022 For the attention of: James Luikart and Nick Daraviras with a copy to: 160 Queen Victoria Street London EC4V 4QQ For the attention of David Wallis	05644999	To: 0012122841717 Cc: 020 7184 7001

SCHEDULE 2

Details of Security Assets

Part 1

Registered Land

Charging Company	Address	County/County Borough/ London Borough	Title Number

Murray International Metals Limited	49 Coniscliffe Road, Darlington	Durham, Darlington	DU 41858

Part 2

Intellectual Property

None

Part 3

Relevant Contracts

None

SCHEDULE 3

Form of Deed of Accession

THIS SUPPLEMENTAL DEED is made on                                                                                                                                  200

BETWEEN

(1)           THE COMPANY LISTED IN THE SCHEDULE (the “Acceding Company”);

(2)           •    LIMITED (the “Company”); and

(3)           THE BANK OF NEW YORK (the “Security Trustee”).

BACKGROUND

This Supplemental Deed is supplemental to a debenture dated • 200• and made between (1) the Charging Companies and (2) the Security Trustee (the “Debenture”).

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 Terms defined in, or construed for the purposes of, the Debenture have the same meanings when used in this Supplemental Deed including the recital to this Supplemental Deed (unless otherwise defined in this Supplemental Deed).

1.2                                 The principles of construction set out in clause 1.2 of the Debenture shall apply with any necessary changes to this Supplemental Deed as if the same were set out in full in this Supplemental Deed.

2.                                      ACCESSION OF THE ACCEDING COMPANY

2.1                                 By its execution of this Supplemental Deed, the Acceding Company unconditionally and irrevocably undertakes to and agrees with the Security Trustee to observe and be bound by the terms and provisions of the Debenture as if it were an original party to the Debenture as one of the Charging Companies.

2.2                                 Without prejudice to the generality of clause 2.1, the Acceding Company:

2.2.1                        (jointly and severally with the other Charging Companies) covenants in the terms set out in clauses 2 to the Debenture; and

2.2.2                        with full title guarantee, charges and assigns to the Security Trustee for the payment and discharge of all monies and liabilities by this Supplemental Deed, or by the Debenture, covenanted to be paid or discharged by it, all its property, assets and undertaking on the terms set out in clauses 3 and 4 of the Debenture subject to:

(a)                        in respect of clauses 4.1.1 and 4.1.2 of the Debenture, by way of first legal mortgage and first fixed change all the freehold and leasehold property that has an unexpired term of 25 years or more (if any) vested in or charged to such Charging Company (including without limitation, the property specified in Schedule 2 hereto, together with all building and fixtures (including trade fixtures) at any time thereon but excluding any leasehold property that has an unexpired term of less than 25 years);

(b)                       in respect of clause 4.1.2(j), including by way of first fixed charge all Intellectual Property listed in Schedule 3 hereto (if any);

(c)                        in respect of clause 4.1.4(b) including by way of assignment the Relevant Contracts set out in Schedule 4 hereto (if any), all rights and remedies in connection with those Relevant Contracts and all proceeds and claims arising therefrom.

2.3                                 Pursuant to the provisions of clause 36 of the Debenture, the Company, as agent for itself and the existing Charging Companies, consents to the accession of the Acceding Company to the Debenture on the terms of clauses 2.1 and 2.2 and agrees that the Debenture shall after the date of this Supplemental Deed be read and construed as if the Acceding Company had been named in the Debenture as a Charging Company.

3.                                      INTERPRETATION

This Supplemental Deed shall be read as one with the Debenture, so that all references in the Debenture to “this Deed”, and similar expressions shall include references to this Supplemental Deed.

4.                                      COUNTERPARTS

This Supplemental Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Supplemental Deed.

5.                                      THIRD PARTY RIGHTS

A person who is not a party to this Supplemental Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Deed.  This clause does not affect any right or remedy of any person which exists, or is available, otherwise than pursuant to that Act.

6.                                      GOVERNING LAW

The provisions of clause 40 of the Debenture shall apply with any necessary changes to this Supplemental Deed as if they were set out in full in this Supplemental Deed.

IN WITNESS of which this Supplemental Deed has been duly executed by the Company and the Acceding Company as a deed and duly executed by the Security Trustee and has been delivered on the date written at the beginning of this Supplemental Deed.

SCHEDULE 1

The Acceding Company

Company name	Company number

SCHEDULE 2

Details of Registered Land

•

Details of Unregistered Land

•

SCHEDULE 3

Intellectual Property

•

SCHEDULE 4

Relevant Contracts

•

THE CHARGING COMPANIES

Executed as a deed by

PIPE ACQUISITION LIMITED

acting by	K A COCKBURN	Director

and	DANIEL J O'LEARY	Director/Secretary

Executed as a deed by

MURRAY INTERNATIONAL METALS LIMITED

acting by	K A COCKBURN	Director

and	DAVID KEMP	Director/Secretary

Executed as a deed by

PIPE ACQUISITION FINANCE PLC

acting by	K A COCKBURN	Director

and	DANIEL J O'LEARY	Director/Secretary

Executed as a deed by

THE BANK OF NEW YORK
acting in its capacity as Security Trustee for
itself and each of the Secured Parties
acting by

CHARLOTTE FRICKER	Authorised Signatory ASSISTANT VICE PRESIDENT
in the presence of this witness

EMMA WILKES	Signature

EMMA WILKES	Name